Tri-Continental Corporation                          FACT SHEET as of 12/31/03
an investment you can live with

NYSE Symbol: TY                                           www.tricontinental.com

FUND OBJECTIVE

Tri-Continental Corporation invests to produce future growth of both capital and income, while providing reasonable current income.

PER SHARE CHARACTERISTICS

Net Asset Value                                                        $ 19.55
Market Price                                                           $ 16.40
Premium/(Discount)                                                      (16.11)%
Accumulated Realized Capital Loss                                      $ (6.14)
Net Unrealized Capital Gain                                            $  1.88

PORTFOLIO CHARACTERISTICS++

Median Market Capitalization                                      $52.99 billion
Weighted Average Price/Earnings Ratio (2003)(1)                             16.1
Weighted Average Price/Book Ratio (2003)(2)                                 2.8x
Net Investment Assets                                              $2.35 billion

INVESTMENT RESULTS*

Total returns for the periods ended December 31, 2003

                                                                               Average Annual
                                                                    -----------------------------------
                                                     One Month**    One Year     Five Years    10 Years
-------------------------------------------------------------------------------------------------------
Net Asset Value                                        5.03%         25.84%        (3.32)%       7.66%
Market Price                                           4.45          25.24         (3.23)        7.34
S&P 500***                                             5.24          28.67         (0.57)       11.06
Lipper Closed-End Growth & Income Funds Average***     4.16          28.40          1.51         8.15

PORTFOLIO COMPOSITION@

The equity portfolio is widely diversified, covering 24 different industries and 93 issues, with no one holding representing more than 3.5% of the portfolio.

Common Stocks                                                              94.3%
Other Investments                                                           3.1
Cash and Cash Equivalents                                                   2.6
Other Assets Less Liabilities                                                --

TOP EQUITY HOLDINGS@

Tri-Continental Corporation seeks companies selling at price/earnings multiples below their expected earnings growth rates, with strong management teams and improving fundamental characteristics.

Citigroup                                                                   3.5%
Microsoft                                                                   3.1
SPDR Trust, Series 1                                                        3.0
Altria Group                                                                2.9
General Electric                                                            2.8
Pfizer                                                                      2.7
Exxon Mobil                                                                 2.7
Wal-Mart Stores                                                             2.3
American International Group+                                               2.0
International Business Machines                                             2.0

The Corporation is actively managed, and its holdings are subject to change.

HOLDINGS BY SECTOR@

                                  Tri-Continental Corporation            S&P 500
--------------------------------------------------------------------------------

Consumer Discretionary                       12.2%                        11.3%
Consumer Staples                              8.6                         11.0
Energy                                        7.2                          5.8
Financials                                   21.7                         20.6
Health Care                                  11.5                         13.3
Industrials                                  10.9                         10.9
Information Technology                       16.7                         17.8
Materials                                     4.8                          3.0
Telecommunication Services                     --                          3.5
Utilities                                     0.7                          2.8
Unassigned                                    3.2                           --
Cash                                          2.5                           --

* Past performance is no guarantee of future results. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. The Net Asset Value and Market Price investment results for Tri-Continental assume reinvestment of all distributions. **Not annualized. ***The Lipper Closed-End Growth & Income Funds Average and the S&P 500 are unmanaged benchmarks that assume reinvestment of all distributions. The S&P 500 excludes the effect of fees. Investors cannot invest directly in an average or index. @As a percentage of net assets. +New to the Top Equity Holdings for this month. ++ Calculations are based upon information provided by FactSet as of 12/31/03 for the securities held in the Corporation.

(1) Price/Earnings Ratio is the "multiple" of earnings at which a stock sells, determined by dividing current stock price by estimated earnings per share, adjusted for stock splits. A higher "multiple" indicates investors have greater expectations for future growth. The weighted average is the mean of the price/earnings ratios of all securities held in Tri-Continental's portfolio, weighted by the percent of equity.

(2) Price/Book Ratio is the comparison of a stock's market value to the value of total assets less total liabilities (book value), determined by dividing current stock price by common stockholder equity per share, adjusted for stock splits. The weighted average is the mean of the price/book ratios of all securities held in Tri-Continental's portfolio, weighted by the percent of equity.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

For more information on Tri-Continental Corporation, including copies of its current prospectus containing information regarding fees, expenses, and other important information, please call (800) TRI-1092. Please read the prospectus carefully before investing or sending money.

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             NOT FDIC INSURED o NOT BANK GUARANTEED o MAY LOSE VALUE
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CETRI8 12/03